Exhibit 10.7

November 6, 2013

Marty Devine

6421 Azalea Lane

Dallas, TX 75230

Dear Marty:

This letter is to confirm your position as Executive Vice President and Chief Commercial Officer (level 99) for Dean Foods effective September 30, 2013. This position will report to Gregg Tanner.

Here are the specifics of your appointment:

Base Salary

You will be paid $18,750.00, less payroll taxes, on a semi-monthly basis which equates to an annual salary of $450,000, less payroll taxes.

Annual Incentive Opportunity

As a level 99, you will continue to be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan. Your target amount is equal to 70% from 1/1/13 going forward. The financial component of your STI will be driven by the performance of certain financial targets for Dean Foods and the individual component will be based upon your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

Annual Long Term Incentive Compensation

You will continue to be eligible for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Board of Directors or the Compensation Committee thereof.

Executive Deferred Compensation Plan

You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.

Paid Time Off (PTO)

You will continue to be eligible for the current number of PTO days that you currently receive. Unused PTO is not carried forward from year to year unless state law requires.

Benefits Plan

You will continue to be eligible to participate in the Dean Foods FlexSelect Benefits program.

Insider Trading

As an Executive Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company’s Insider Trading Policy, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

Your current Change in Control agreement which is comparable to that currently provided to other Dean Foods Corporate Executive Vice Presidents will remain in place.

Severance

As an Executive Officer, you will continue to be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination”, meaning any termination as a result of your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.

Good Reason Waiver

In consideration of your continued employment, and your continued eligibility for long-term incentive compensation as specified above, you hereby waive any right you may currently have, or which you may hereafter have, to terminate your employment for “good reason” under the Severance Plan due to any material reduction in the scope of your duties or responsibilities by reason of the occurrence of, or any actions taken or effected in relation to, or in connection with the change in your role from Executive Vice President, Chief Operating Officer to Executive Vice President, Chief Commercial Officer. This means that, by signing this letter, you are agreeing that you are not entitled to any Severance Benefits (as defined in the Severance Plan) in connection with the change in your responsibilities related to your moving from your former role to your current role.

Conclusion

Marty, I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier
Kim Warmbier
EVP, Chief HR Officer

Agreed and accepted:

/s/ Marty Devine
Marty Devine

11/7/2013
Date

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